The information in this preliminary prospectus supplement is not complete and may be changed. The preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-280979

PRELIMINARY PROSPECTUS SUPPLEMENT

SUBJECT TO COMPLETION, DATED OCTOBER 30, 2024

Prospectus Supplement

    , 2024

(To Prospectus Dated July 24, 2024)

$

Marsh & McLennan Companies, Inc.

$    % Senior Notes due 2027

$    % Senior Notes due 2030

$    % Senior Notes due 2031

$    % Senior Notes due 2035

$    % Senior Notes due 2044

$    % Senior Notes due 2055

$     Floating Rate Senior Notes due 2027

We will pay interest on the  % Senior Notes due 2027 (the “2027 Notes”) on      and      of each year, beginning on     , 2025. The 2027 Notes will mature on     , 2027. We will pay interest on the  % Senior Notes due 2030 (the “2030 Notes”) on      and      of each year, beginning on     , 2025. The 2030 Notes will mature on     , 2030. We will pay interest on the  % Senior Notes due 2031 (the “2031 Notes”) on      and      of each year, beginning on     , 2025. The 2031 Notes will mature on     , 2031. We will pay interest on the  % Senior Notes due 2035 (the “2035 Notes”) on      and      of each year, beginning on     , 2025. The 2035 Notes will mature on     , 2035. We will pay interest on the  % Senior Notes due 2044 (the “2044 Notes”) on      and      of each year, beginning on     , 2025. The 2044 Notes will mature on     , 2044. We will pay interest on the  % Senior Notes due 2055 (the “2055 Notes” and, together with the 2027 Notes, the 2030 Notes, the 2031 Notes, the 2035 Notes and the 2044 Notes, the “Fixed Rate Notes”) on      and      of each year, beginning on     , 2025. The 2055 Notes will mature on     , 2055.

We will pay interest on the Floating Rate Senior Notes due 2027 (the “Floating Rate Notes”) quarterly in arrears on      ,     ,     and      of each year, beginning on     , 2025. The Floating Rate Notes will bear interest at a floating rate, reset quarterly, equal to Compounded SOFR (as defined herein), plus  %. The Floating Rate Notes will mature on     , 2027. The Floating Rate Notes, together with the Fixed Rate Notes, are herein referred to as the “Notes.”

We intend to use the net proceeds from this offering to fund, in part, our pending acquisition of the parent company of McGriff Insurance Services, LLC (“McGriff”), an affiliate of TIH Insurance Holdings, including the payment of related fees and expenses, as well as for general corporate purposes, as described under the heading “Use of Proceeds.” We refer to the pending acquisition of McGriff as the “Transaction.” The closing of this offering is expected to occur prior to, and is not conditioned upon, the consummation of the Transaction.

In the event that (i) the Transaction is not consummated on or prior to the later of (x) September 29, 2025 or (y) the date that is five business days after any later date to which the parties to the Transaction’s Merger Agreement (as defined herein) may agree to extend the “Outside Date” in the Merger Agreement, (ii) the Merger Agreement is terminated or (iii) the Company notifies the Trustee (as defined herein), in writing, that it will not pursue the consummation of the Transaction (each, a “Special Mandatory Redemption Event”), the 2027 Notes, the 2030 Notes, the 2031 Notes, the 2035 Notes, the 2044 Notes and the Floating Rate Notes (collectively, the “Special Mandatory Redemption Notes”) will be subject to a special mandatory redemption. If a Special Mandatory Redemption Event occurs, we will be obligated to redeem all of the outstanding Special Mandatory Redemption Notes on the Special Mandatory Redemption Date (as defined herein) at the “special mandatory redemption price” equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, to, but not including, the Special Mandatory Redemption Date. See “Description of Notes—Special Mandatory Redemption.” The 2055 Notes are not subject to special mandatory redemption and will remain outstanding even if we do not consummate the Transaction, unless otherwise redeemed or repurchased as described herein. In the event of a special mandatory redemption, we intend to use the net proceeds of the 2055 Notes for general corporate purposes.

At our option, we may redeem one or more series of the Fixed Rate Notes offered hereby, in whole or in part at any time and from time to time, before their maturity at the redemption prices described herein under “Description of Notes—Optional Redemption.” We may not redeem the Floating Rate Notes prior to maturity (other than as a result of a special mandatory redemption).

The Notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.

Investing in the Notes involves risks. See the section entitled “Risk Factors” on page S-9 of this prospectus supplement, as well as the risks set forth in our other filings with the Securities and Exchange Commission (the “SEC”), which are incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of certain risks that should be considered in connection with an investment in the Notes.

	Public Offering Price(1)		Underwriting Discount		Proceeds to Company (before expenses)
Per 2027 Note		%		%		%
Total	$		$		$
Per 2030 Note		%		%		%
Total	$		$		$
Per 2031 Note		%		%		%
Total	$		$		$
Per 2035 Note		%		%		%
Total	$		$		$
Per 2044 Note		%		%		%
Total	$		$		$
Per 2055 Note		%		%		%
Total	$		$		$
Per Floating Rate Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2024, if settlement occurs after that date.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A., on or about     , 2024.

Joint Book-Running Managers

Citigroup	BofA Securities	Deutsche Bank Securities

HSBC	J.P. Morgan	Wells Fargo Securities

Barclays	Goldman Sachs & Co. LLC	Morgan Stanley	RBC Capital Markets

Scotiabank	TD Securities	US Bancorp

i

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of Notes. The second part, the accompanying prospectus dated July 24, 2024, gives more general information, some of which may not apply to this offering. You should carefully read both this prospectus supplement and the accompanying prospectus, together with the information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” and “the Company” are to Marsh & McLennan Companies, Inc. and not its subsidiaries, except where the context otherwise requires.

We have not, and the underwriters have not, authorized anyone to provide you with different or additional information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectuses we have authorized for use with respect to this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you or any representation that others may make to you. This prospectus supplement and the accompanying prospectus are an offer to sell only the Notes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement or the accompanying prospectus, as well as information previously filed with the SEC and incorporated by reference, is current only as of the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows the Company to “incorporate by reference” the information it files with the SEC. This permits us to disclose important information to you by referencing these filed documents, which are considered part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents set forth below that the Company previously filed with the SEC and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the offering of the Notes has been completed; provided that, unless otherwise stated, we will not incorporate by reference any filing that is “furnished” or deemed “furnished” to the SEC. These documents contain important information about the Company.

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Requests should be directed to Investor Relations, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036 (telephone number (212) 345-5000). The Company’s website can be found at www.mmc.com. The information found on or accessible through our website and the websites of our operating companies is not incorporated by reference into and is not a part of this prospectus supplement or the accompanying prospectus.

SEC Filings	Date Filed with the SEC
Annual Report on Form 10-K for the Year ended December 31, 2023	February 12, 2024

Definitive Proxy Statement on Schedule 14A (solely to the extent incorporated by reference into the Company’s Annual Report on Form 10-K for the Year ended December 31, 2023)	March 29, 2024

Quarterly Reports on Form 10-Q for the Quarters ended March 31, 2024, June 30, 2024 and September 30, 2024	April 18, 2024, July 18, 2024 and October 17, 2024

Current Reports on Form 8-K	February 9, 2024, February 20, 2024, February 23, 2024, March 14, 2024, May 17, 2024, June 24, 2024, July 10, 2024 and September 30, 2024

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.”

Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:

•

the impact of geopolitical or macroeconomic conditions on us, our clients and the countries and industries in which we operate, including from multiple major wars, escalating conflict throughout the Middle East and rising tension in the South China Sea, slower GDP growth or recession, lower interest rates, capital markets volatility, inflation and changes in insurance premium rates;

•

the impact from lawsuits or investigations arising from errors and omissions, breaches of fiduciary duty or other claims against us in our capacity as a broker or investment advisor, including claims related to our investment business’ ability to execute timely trades;

•

the increasing prevalence of ransomware, supply chain and other forms of cyber attacks, and their potential to disrupt our operations, or the operations of our third-party vendors, and result in the disclosure of confidential client or company information;

•

the financial and operational impact of complying with laws and regulations, including domestic and international sanctions regimes, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, U.K. Anti Bribery Act and cybersecurity, data privacy and artificial intelligence regulations;

•	our ability to attract, retain and develop industry leading talent;

•

our ability to compete effectively and adapt to competitive pressures in each of our businesses, including from disintermediation as well as technological change, digital disruption and other types of innovation such as artificial intelligence;

•	our ability to manage potential conflicts of interest, including where our services to a client conflict, or are perceived to conflict, with the interests of another client or our own interests;

•

the impact of changes in tax laws, guidance and interpretations, such as the implementation of the Organization for Economic Cooperation and Development international tax framework, or the increasing number of challenges by tax authorities in the current global tax environment;

•	the regulatory, contractual and reputational risks that arise based on insurance placement activities and insurer revenue streams; and

•	our ability to successfully integrate or achieve the intended benefits of the Transaction.

The factors identified above are not exhaustive. Further information concerning the Company and our businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in our filings with the SEC, including the “Risk Factors” in this prospectus supplement and the “Risk Factors” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The Company and our businesses operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.

SUMMARY

The Company

Marsh & McLennan Companies, Inc., and its consolidated subsidiaries, is the world’s leading professional services firm in the areas of risk, strategy and people. The Company helps clients build the confidence to thrive through the power of perspective of its four market-leading businesses. With annual revenue of $23 billion, the Company has more than 85,000 colleagues advising clients in over 130 countries. Marsh provides data-driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and well-being for a changing workforce. Oliver Wyman Group serves as a critical strategic, economic and brand advisor to private sector and governmental clients. The Company’s four businesses also collaborate together to deliver new solutions to help clients manage complex and interconnected risks.

The Company conducts business through two segments:

•

Risk and Insurance Services includes risk management activities (risk advice, risk transfer and risk control and mitigation solutions) as well as insurance and reinsurance broking and services. The Company conducts business in this segment through Marsh and Guy Carpenter.

•

Consulting includes health, wealth and career advice, solutions and products, and specialized management, strategic, economic and brand consulting services. The Company conducts business in this segment through Mercer and Oliver Wyman Group.

The Company’s executive offices are located at 1166 Avenue of the Americas, New York, New York 10036, and its telephone number is (212) 345-5000.

Recent Developments

The McGriff Acquisition

On September 29, 2024, Marsh & McLennan Agency LLC (“MMA”), an indirect wholly-owned subsidiary of the Company, and BD Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of MMA (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TIH Platform Midco, L.P., a Delaware limited partnership and TIH Blocker II, Inc., a Delaware corporation (the “McGriff Parent”), that conducts the McGriff Insurance Services business, pursuant to which MMA will acquire McGriff Parent for an aggregate purchase price of $7.75 billion in cash, subject to certain customary adjustments as set forth in the Merger Agreement. In conjunction with the Transaction, the Company will assume a deferred tax asset valued at approximately $500 million.

Completion of the Transaction is subject to the satisfaction or waiver of certain limited customary closing conditions, including regulatory approval. Subject to the satisfaction or waiver of all relevant conditions, the Transaction is targeted to close by the end of 2024.

We intend to use the net proceeds of this offering to fund, in part, the Transaction, including the payment of related fees and expenses. The closing of this offering is expected to occur prior to, and is not conditioned upon, the consummation of the Transaction. See “Use of Proceeds.”

Bridge Loan Facility

In connection with, and concurrently with the entry into the Merger Agreement, the Company entered into a Commitment Letter dated September 29, 2024 (the “Commitment Letter”), with Citigroup Global Markets Inc.

(the “Bank”) pursuant to which the Bank has committed, subject to customary conditions, to provide the Company with 100% of the loans under a 364-day unsecured bridge term loan facility in an amount not to exceed $7.75 billion (the “Bridge Loan Facility”). The Bridge Loan Facility will be reduced by an equivalent amount of the net cash proceeds of the incurrence of a term loan facility, the issuance by the Company of debt, equity or equity-linked securities in a public offering or private placement (including, without limitation, the Notes offered hereby), or the disposition of assets prior to the consummation of the Transaction and upon other specified events, subject to certain exceptions set forth in the Commitment Letter. The funding of the Bridge Loan Facility is subject to the satisfaction of certain customary conditions. The Bank is also a joint book-running manager for this offering.

THE OFFERING

Issuer	Marsh & McLennan Companies, Inc.

Notes Offered	$ aggregate principal amount of % Senior Notes due 2027.

$ aggregate principal amount of % Senior Notes due 2030.

$ aggregate principal amount of % Senior Notes due 2031.

$ aggregate principal amount of % Senior Notes due 2035.

$ aggregate principal amount of % Senior Notes due 2044.

$ aggregate principal amount of % Senior Notes due 2055.

$ aggregate principal amount of Floating Rate Notes due 2027.

Maturity Dates	The 2027 Notes will mature on , 2027, unless earlier redeemed or repurchased.

The 2030 Notes will mature on , 2030, unless earlier redeemed or repurchased.

The 2031 Notes will mature on , 2031, unless earlier redeemed or repurchased.

The 2035 Notes will mature on , 2035, unless earlier redeemed or repurchased.

The 2044 Notes will mature on , 2044, unless earlier redeemed or repurchased.

The 2055 Notes will mature on , 2055, unless earlier redeemed or repurchased.

The Floating Rate Notes will mature on , 2027, unless earlier redeemed or repurchased.

Interest	The 2027 Notes will bear interest at % per year.

The 2030 Notes will bear interest at % per year.

The 2031 Notes will bear interest at % per year.

The 2035 Notes will bear interest at % per year.

The 2044 Notes will bear interest at % per year.

The 2055 Notes will bear interest at % per year.

Interest on the 2027 Notes will be payable semi-annually in arrears on and of each year, beginning on , 2025.

Interest on the 2030 Notes will be payable semi-annually in arrears on and of each year, beginning on , 2025.

Interest on the 2031 Notes will be payable semi-annually in arrears on and of each year, beginning on , 2025.

Interest on the 2035 Notes will be payable semi-annually in arrears on and of each year, beginning on , 2025.

Interest on the 2044 Notes will be payable semi-annually in arrears on and of each year, beginning on , 2025.

Interest on the 2055 Notes will be payable semi-annually in arrears on and of each year, beginning on , 2025.

The Floating Rate Notes will bear interest at a floating rate, reset quarterly, equal to Compounded SOFR plus %.

Interest on the Floating Rate Notes will be payable quarterly in arrears on , , and of each year, beginning on , 2025.

Ranking	The Notes will be senior unsecured obligations of Marsh & McLennan Companies, Inc. and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.

As of September 30, 2024, we had approximately $12.6 billion of outstanding senior unsecured indebtedness, not including the debt of our subsidiaries.

As of September 30, 2024, the debt of our subsidiaries, to which the Notes will be structurally subordinated, was approximately $272 million.

Optional Redemption	We may, at our option, redeem one or more series of the Fixed Rate Notes in whole at any time, or in part from time to time, as described under “Description of Notes—Optional Redemption.” We may not redeem the Floating Rate Notes prior to maturity (other than as a result of a special mandatory redemption).

Special Mandatory Redemption	If (i) the Transaction is not consummated on or prior to the later of (x) September 29, 2025 or (y) the date that is five business days after any later date to which the parties to the Merger Agreement may agree to extend the “Outside Date” in the Merger Agreement, (ii) the Merger Agreement is terminated or (iii) the Company notifies the Trustee, in writing, that it will not pursue the consummation of the Transaction, the Company will be required to redeem the Special Mandatory Redemption Notes then outstanding at a redemption price equal to 101% of the principal amount of the Special Mandatory Redemption Notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. The 2055 Notes are not subject to the Special Mandatory Redemption. See “Description of the Notes—Special Mandatory Redemption.”

Additional Notes .	We may, without the consent of the noteholders, issue additional notes having the same ranking and the same interest rate, maturity and other terms (other than the issue date, the public offering price, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following such issue date) as the Notes of the applicable series offered by this prospectus supplement.

Any such additional notes will be a part of the series having the same terms as the applicable Notes offered hereby, provided that, if any additional notes subsequently issued are not fungible for U.S. federal income tax purposes with any Notes of the same series previously issued, such additional notes shall trade under a separate CUSIP number.

Sinking Fund None.	Use of Proceeds We will receive net proceeds from this offering of approximately $ after deducting the underwriting discounts but before deducting our estimated offering expenses. We intend to use the net proceeds of this offering to fund, in part, the Transaction, including the payment of related fees and expenses, as well as for general corporate purposes. The closing of this offering is expected to occur prior to, and is not conditioned upon, the consummation of the Transaction. In the event of a special mandatory redemption, we intend to use the net proceeds of the 2055 Notes, which are not subject to the special mandatory redemption, for general corporate purposes. See “Use of Proceeds.”

Listing	We do not intend to list the Notes on any securities exchange. The Notes will be new securities for which there is currently no public market.

Governing Law	The indenture and the Notes will be governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon.

Risk Factors	Investing in the Notes involves risks. See the section entitled “Risk Factors” in this prospectus supplement, as well as the risks set forth in our other filings with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of certain risks that should be considered in connection with an investment in the Notes.

RISK FACTORS

Investing in the Notes involves risks, and we and our subsidiaries face a number of risks and uncertainties. You should carefully consider the information in this prospectus supplement and the accompanying prospectus, as well as the risks set forth in our other filings with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of certain risks that should be considered in connection with an investment in the Notes. If any of these risks or such other risks actually occur, our business, results of operations or financial condition could be materially adversely affected.

Risks Relating to the Special Mandatory Redemption Notes

In the event of a special mandatory redemption, holders of the Special Mandatory Redemption Notes may not obtain their expected return on such Notes.

If we redeem the Special Mandatory Redemption Notes pursuant to the special mandatory redemption provisions, you may not obtain your expected return on such Notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the Special Mandatory Redemption Notes, the trading prices of such Notes may not reflect the financial results of our business or macroeconomic factors.

You will have no rights under the special mandatory redemption provisions if the Transaction is consummated on or prior to the dates described under “Description of the Notes—Special Mandatory Redemption,” nor will you have any right to require us to redeem your Special Mandatory Redemption Notes if, between the closing of this offering and the consummation of the Transaction, we experience any changes (including any material adverse changes) in our business or financial condition, or if the terms of the Merger Agreement or the Transaction change, including in material respects. In addition, there is no escrow account for or security interest in the proceeds of this offering for the benefit of holders of the Special Mandatory Redemption Notes, and you will therefore be subject to the risk that we may be unable to finance the special mandatory redemption if it is triggered. See “Description of the Notes—Special Mandatory Redemption.”

Risks Relating to the Floating Rate Notes

SOFR has a limited history, and the future performance of SOFR cannot be predicted based on historical performance.

The publication of the Secured Overnight Financing Rate (“SOFR”) began in April 2018, and, therefore, it has a limited history. In addition, the future performance of SOFR cannot be predicted based on the limited historical performance. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. While some pre-publication historical data have been released by the Federal Reserve Bank of New York, such historical indicative data inherently involves assumptions, estimates and approximations. The future performance of SOFR is impossible to predict and therefore no future performance of SOFR may be inferred from any of the historical actual or historical indicative data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR. There can be no assurance that SOFR or Compounded SOFR will be positive.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as formerly published three-month U.S. dollar LIBOR, during corresponding periods, and SOFR may bear little or no relation to the historical actual or historical indicative data. In addition, although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the Floating Rate Notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Any failure of SOFR to maintain market acceptance could adversely affect the Floating Rate Notes.

According to the Alternative Reference Rates Committee (“ARRC”), SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable replacement or successor for all of the purposes for which U.S. dollar LIBOR historically was used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to maintain market acceptance could adversely affect the return on and value of the Floating Rate Notes and the price at which investors can sell the Floating Rate Notes in the secondary market.

The interest rate on the Floating Rate Notes is based on a Compounded SOFR rate, which is relatively new in the marketplace.

For each Interest Period (as defined herein), the interest rate on the Floating Rate Notes is based on Compounded SOFR, which is calculated using the specific formula described under “Description of the Notes—Maturity Date and Interest—Floating Rate Notes,” not the SOFR rate published on or in respect of a particular date during such Interest Period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the Floating Rate Notes during any Interest Period will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate.

In addition, limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in other transactions varies. Accordingly, the specific formula for the Compounded SOFR rate used in the Floating Rate Notes may not be the same as that adopted by other market participants. If the market widely adopts a different calculation method, that would likely adversely affect the market value of the Floating Rate Notes. We may in the future also issue notes referencing SOFR that differ in terms of interest determination from the Floating Rate Notes.

Compounded SOFR with respect to a particular Interest Period will only be capable of being determined near the end of the relevant Interest Period.

The level of Compounded SOFR applicable to a particular Interest Period and, therefore, the amount of interest payable with respect to such Interest Period will be determined on the Interest Determination Date (as defined in “Description of the Notes—Maturity Date and Interest—Floating Rate Notes”) for such Interest Period. Because each such date is near the end of such Interest Period, you will not know the amount of interest payable with respect to a particular Interest Period until shortly prior to the relevant Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Interest Payment Date. In addition, some investors may be unwilling or unable to trade the Floating Rate Notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the Floating Rate Notes.

The secondary trading market for securities linked to SOFR may be limited.

The Floating Rate Notes may have no established trading market when issued, and an established trading market may never develop or may not be very liquid. If SOFR does not prove to be widely used as a benchmark in securities that are similar or comparable to the Floating Rate Notes, the trading price of the Floating Rate Notes may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for securities that are linked to SOFR, including, but not limited to, the spread over the reference rate reflected in the interest rate provisions, may evolve over time, and as a result, trading prices of the Floating Rate

Notes may be lower than those of later-issued securities that are based on SOFR. Investors in the Floating Rate Notes may not be able to sell the Floating Rate Notes at all or may not be able to sell the Floating Rate Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

SOFR may be modified or discontinued and the Floating Rate Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Floating Rate Notes.

SOFR is a relatively new rate, and the Federal Reserve Bank of New York (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. If the manner in which SOFR is calculated is changed, that change may result in a reduction of the amount of interest payable on the Floating Rate Notes, which may adversely affect the trading prices of the Floating Rate Notes. The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice (in which case a fallback method of determining the interest rate on the Floating Rate Notes as further described under “Description of the Notes—Maturity Date and Interest—Floating Rate Notes—Effect of a Benchmark Transition Event” will apply) and has no obligation to consider the interests of holders of the Floating Rate Notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR.

If we or our designee determine that a Benchmark Transition Event and its related Benchmark Replacement Date (as each defined herein) have occurred in respect of SOFR, then the interest rate on the Floating Rate Notes will no longer be determined by reference to SOFR, but instead will be determined by reference to a different rate, which will be a different benchmark than SOFR, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Description of the Notes—Maturity Date and Interest—Floating Rate Notes— Effect of a Benchmark Transition Event.”

If a particular Benchmark Replacement or Benchmark Replacement Adjustment (as each defined herein) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) the International Swaps and Derivatives Association, Inc. (“ISDA”) or (iii) in certain circumstances, we or our designee. In addition, the terms of the Floating Rate Notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes (as defined herein) with respect to, among other things, changes to the definition of “Interest Period,” the timing and frequency of determining rates and making payments of interest and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Floating Rate Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Floating Rate Notes in connection with a Benchmark Transition Event, could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes.

Any determination, decision or election described above will be made in the sole discretion of us or our designee. Any exercise of such discretion by us may present us with a conflict of interest. In addition, if we appoint an affiliate as our designee, any exercise of such discretion may present us or such affiliate with a conflict of interest. Any of these determinations, decisions or elections may adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes. Moreover, certain of these determinations, decisions or elections may require the exercise of discretion and the making of subjective judgments, such as with respect to the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes, which may also adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of SOFR, the Benchmark Replacement may not be the economic equivalent of SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Floating Rate Notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement cannot be predicted based on historical performance, (iv) the secondary trading market for Floating Rate Notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement, and has no obligation to consider your interests in doing so.

USE OF PROCEEDS

We will receive net proceeds from this offering of approximately $     after deducting the underwriting discounts but before deducting our estimated offering expenses. We intend to use the net proceeds of this offering to fund, in part, the Transaction, including the payment of related fees and expenses, as well as for general corporate purposes. The closing of this offering is expected to occur prior to, and is not conditioned upon, the consummation of the Transaction. In the event of a special mandatory redemption, we intend to use the net proceeds of the 2055 Notes, which are not subject to the special mandatory redemption, for general corporate purposes.

DESCRIPTION OF NOTES

The Notes will be senior debt issued under an indenture dated as of July 15, 2011 between Marsh & McLennan Companies, Inc. and The Bank of New York Mellon, as trustee (the “Trustee”), as previously supplemented and as to be further supplemented by a nineteenth supplemental indenture to be dated as of     , 2024 (collectively, the “indenture”).

General Terms of Notes

Interest and principal will be payable in U.S. dollars. The Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. There will be no sinking fund payments for the Notes.

The security registrar, transfer agent and calculation agent for the Notes will be The Bank of New York Mellon until such time as a successor security registrar, transfer agent or calculation agent is appointed.

The 2027 Notes initially will be limited to $     aggregate principal amount. The 2030 Notes initially will be limited to $     aggregate principal amount. The 2031 Notes initially will be limited to $     aggregate principal amount. The 2035 Notes initially will be limited to $     aggregate principal amount. The 2044 Notes initially will be limited to $     aggregate principal amount. The 2055 Notes initially will be limited to $     aggregate principal amount. The Floating Rate Notes initially will be limited to $     aggregate principal amount.

We may, without the consent of the noteholders, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes of the applicable series offered by this prospectus supplement (except for the issue date, the public offering price, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following such issue date). Any such additional notes will be a part of the series having the same terms as the applicable Notes offered hereby, provided that, if any additional notes subsequently issued are not fungible for U.S. federal income tax purposes with any Notes of the same series previously issued, such additional notes shall trade under a separate CUSIP number.

Maturity Date and Interest

Fixed Rate Notes

The 2027 Notes will mature on     , 2027. The 2030 Notes will mature on     , 2030. The 2031 Notes will mature on     , 2031. The 2035 Notes will mature on     , 2035. The 2044 Notes will mature on     , 2044. The 2055 Notes will mature on     , 2055. If the maturity date for the Fixed Rate Notes falls on a day that is not a business day, the principal of and interest on the Fixed Rate Notes shall be due on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date.

The 2027 Notes will bear interest at  % per year. Interest on the 2027 Notes will be payable semi-annually in arrears on      and      of each year, beginning on     , 2025. The 2030 Notes will bear interest at  % per year. Interest on the 2030 Notes will be payable semi-annually in arrears on      and      of each year, beginning on     , 2025. The 2031 Notes will bear interest at  % per year. Interest on the 2031 Notes will be payable semi-annually in arrears on      and      of each year, beginning on     , 2025. The 2035 Notes will bear interest at  % per year. Interest on the 2035 Notes will be payable semi-annually in arrears on      and      of each year, beginning on     , 2025. The 2044 Notes will bear interest at  % per year. Interest on the 2044 Notes will be payable semi-annually in arrears on      and      of each year, beginning on     , 2025. The 2055 Notes will bear interest at  % per year. Interest on the 2055 Notes will be payable semi-annually in arrears on      and      of each year, beginning on     , 2025. Interest on the Fixed Rate Notes will accrue from     , 2024, or from the most recent date to which interest has been paid or provided for. Interest on the Fixed Rate Notes will be paid to holders of record on the date that is 15 calendar days immediately preceding the interest payment date.

Interest on the Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date for the Fixed Rate Notes falls on a day that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date. It will be an event of default under the indenture if we fail to pay interest when due and such failure continues for 30 days.

Floating Rate Notes

The Floating Rate Notes will mature on     , 2027.

The Floating Rate Notes will bear interest at a floating rate, reset quarterly on each Floating Rate Interest Payment Date (as defined below), equal to Compounded SOFR, plus  %. In no event will the interest on the Floating Rate Notes be less than zero. Interest on the Floating Rate Notes will be payable quarterly in arrears on     ,     ,      and      of each year, commencing on     , 2025, and at maturity (each a “Floating Rate Interest Payment Date”). Interest is payable from the date of issue of the Floating Rate Notes or from the most recent date to which interest on such Floating Rate Note has been paid or duly provided for, until the principal amount of the Floating Rate Note is paid or duly made available for payment. Interest on the Floating Rate Notes will be paid to holders of record on the date that is 15 calendar days prior to each Floating Rate Interest Payment Date. If the     ,     ,      or      of any year is not a business day, then the next succeeding business day will be the applicable Floating Rate Interest Payment Date and interest on the Floating Rate Notes will be paid on such next succeeding business day (unless such next succeeding business day falls in the succeeding calendar month, in which case the applicable Floating Rate Interest Payment Date will be the business day immediately preceding such     ,     ,      or     , and interest on the Floating Rate Notes will be paid on such immediately preceding business day). If the maturity date of the Floating Rate Notes is not a business day, the payment of principal of, and interest on, the Floating Rate Notes will be made on the next succeeding business day, and no interest will accrue for the period from and after the maturity date.

The “initial Interest Period” means the period from and including the date of issue of the Floating Rate Notes to, but excluding, the first Floating Rate Interest Payment Date. Thereafter, each “Interest Period” means the period from and including a Floating Rate Interest Payment Date to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final interest period for the Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the Floating Rate Notes to, but excluding, the maturity date. Interest on the Floating Rate Notes will be computed on the basis of the actual number of days elapsed over a 360-day year.

The interest rate for the initial Interest Period will be Compounded SOFR determined on     , 2024, plus  %. Thereafter, the interest rate for any Interest Period will be Compounded SOFR, as determined on the applicable date that is the second U.S. Government Securities Business Day (as defined below) preceding such Floating Rate Interest Payment Date (the “Interest Determination Date”), plus a margin of     %.

The Bank of New York Mellon, or its successor appointed by us, will act as calculation agent.

The amount of interest accrued and payable on the Floating Rate Notes for each Interest Period will be equal to the product of (i) the outstanding principal amount of the Floating Rate Notes multiplied by (ii) the product of (a) the interest rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Interest Period divided by 360.

As used herein the following terms have the meanings assigned to them:

A “business day” means, with respect to any series of Notes, any day other than a day on which Federal or State banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law, executive order or regulation to close.

“Compounded SOFR” means, with respect to any Interest Period, the rate computed in accordance with the following formula set forth below (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g., 9.753973% (or .09753973) being rounded down to 9.75397% (or ..0975397) and 9.753978% (or .09753978) being rounded up to 9.75398% (or .0975398)):

where:

“SOFR IndexStart” is the SOFR Index value for the day that is two U.S. Government Securities Business Days preceding the first date of the relevant Interest Period;

“SOFR IndexEnd” is the SOFR Index value for the day that is two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date relating to such Interest Period; and

“dc” is the actual number of calendar days from (and including) SOFR IndexStart to (but excluding) SOFR IndexEnd (the actual number of calendar days in the applicable Observation Period).

For purposes of determining Compounded SOFR, “SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)

the SOFR Index value as published by the New York Federal Reserve as such index appears on the New York Federal Reserve’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Determination Time”); provided that:

(2)	if a SOFR Index value does not so appear as specified in clause (1) above at the SOFR Determination Time, then:

(i)

if a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable” provisions described below; or

(ii)

if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

“New York Federal Reserve” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate).

“New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.

“Observation Period” means, in respect of each Interest Period, the period from and including the day that is two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding the day that is two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such Interest Period; provided that the first Observation Period shall be the period from and including the day that is two U.S. Government Securities Business Days preceding the settlement date of the Floating Rate Notes to, but excluding, the day that is the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date.

“Secured Overnight Financing Rate” means the daily secured overnight financing rate as provided by the New York Federal Reserve on the New York Federal Reserve’s Website.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

SOFR Index Unavailable

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to the Secured Overnight Financing Rate, “Compounded SOFR” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the New York Federal Reserve’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily Secured Overnight Financing Rate (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the New York Federal Reserve’s Website.

Effect of a Benchmark Transition Event

If we or our designee determine on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Floating Rate Notes in respect of all determinations on such date and for all determinations on all subsequent dates.

In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Any determination, decision or election that may be made by us or our designee pursuant to this section, including a determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

(1)	will be conclusive and binding absent manifest error;

(2)	will be made in our or our designee’s sole discretion (and in no event shall the calculation agent be responsible for making any such determination, decision or election); and

(3)

notwithstanding anything to the contrary in the documentation relating to the Floating Rate Notes, shall become effective without consent from the holders of the Floating Rate Notes or any other party.

As used herein the following terms have the meanings assigned to them:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if we or our designee determine on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published daily SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)

the sum of (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)

the sum of (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of the Interest Period, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors and other administrative matters) that we or our designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decide that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to Benchmark also include any reference rate underlying such Benchmark.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Determination Time, and (2) if the Benchmark is not Compounded SOFR, the time determined by us or our designee after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Neither the Trustee nor the calculation agent shall be under any obligation (1) to monitor, determine or verify the unavailability or cessation of Compounded SOFR (or any other Benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (2) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (3) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (4) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the Trustee and the calculation agent shall be entitled to conclusively rely on any determinations made by us or our designee without independent investigation, and neither will have any liability for actions taken at our direction in connection therewith.

Neither the Trustee nor the calculation agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this prospectus supplement as a result of the unavailability of Compounded SOFR or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this prospectus supplement and reasonably required for the performance of such duties. Neither the Trustee nor the calculation agent shall be responsible or liable for our actions or omissions or for those of our designee, or for any failure or delay in the performance by such designee, nor shall either the Trustee or the calculation agent be under any obligation to oversee or monitor our performance or that of such designee.

Ranking

The Notes will be senior unsecured obligations of Marsh & McLennan Companies, Inc. and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. As of September 30, 2024, we had approximately $12.6 billion of outstanding senior unsecured indebtedness, not including the debt of our subsidiaries. As of September 30, 2024, the debt of our subsidiaries, to which the Notes will be structurally subordinated, was approximately $272 million.

Special Mandatory Redemption

If (i) the Transaction is not consummated on or prior to the later of (x) September 29, 2025 or (y) the date that is five business days after any later date to which the parties to the Merger Agreement may agree to extend the “Outside Date” in the Merger Agreement, (ii) the Merger Agreement is terminated or (iii) the Company notifies the Trustee, in writing, that it will not pursue the consummation of the Transaction, each referred to as a “Special Mandatory Redemption Event,” we will be obligated to redeem all of the 2027 Notes, the 2030 Notes, the 2031 Notes, the 2035 Notes, the 2044 Notes and the Floating Rate Notes, referred to as the “Special Mandatory Redemption Notes,” on the Special Mandatory Redemption Date (as defined below) at a redemption price, referred to as the “Special Mandatory Redemption Price,” equal to 101% of the aggregate principal amount of the applicable Special Mandatory Redemption Notes, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date.

Upon the occurrence of a Special Mandatory Redemption Event, we will promptly (and in any event not more than five business days following such Special Mandatory Redemption Event) deliver written notice to the Trustee of the Special Mandatory Redemption and the date upon which such Special Mandatory Redemption Notes will be redeemed (the “Special Mandatory Redemption Date,” which date shall be no earlier than the fifth business day following the date of such notice) together with a notice of Special Mandatory Redemption for the Trustee to deliver to each registered holder of the Special Mandatory Redemption Notes to be redeemed. The Trustee will then promptly mail, or electronically deliver, according to the procedures of DTC, such notice of Special Mandatory Redemption to each registered holder of the Special Mandatory Redemption Notes to be redeemed. Unless we default in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the Special Mandatory Redemption Notes to be redeemed.

The 2055 Notes are not subject to special mandatory redemption and will remain outstanding even if we do not consummate the Transaction, unless otherwise redeemed or repurchased as described herein. Upon the occurrence of the consummation of the Transaction, the foregoing provisions regarding the special mandatory redemption will cease to apply. There is no escrow account for, or security interest in, the proceeds of the offering for the benefit of the holders of the Notes.

Optional Redemption

The Company may not redeem the Floating Rate Notes prior to maturity (other than as a result of a special mandatory redemption).

Prior to the Applicable Par Call Date (as defined below), the Company may redeem one or more series of the Fixed Rate Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes of such series matured on the Applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the Applicable Spread (as defined below) for such series of Notes, less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the Notes of such series to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Applicable Par Call Date, the Company may redeem one or more series of the Fixed Rate Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes of such series being redeemed plus accrued and unpaid interest thereon to the redemption date.

For purposes of the foregoing discussion of an optional redemption, the following definitions are applicable:

“Applicable Par Call Date” means (i) with respect to the 2027 Notes,     , 2027 (  month prior to the maturity date of such Notes), (ii) with respect to the 2030 Notes,     , 2030 ( month prior to the maturity date of such Notes), (iii) with respect to the 2031 Notes,     , 2031 (  months prior to the maturity date of such Notes), (iv) with respect to the 2035 Notes,     , 2034 (  months prior to the maturity date of such Notes), (v) with respect to the 2044 Notes,     , 2044 (  months prior to the maturity date of such Notes) and (vi) with respect to the 2055 Notes,     , 2054 (  months prior to the maturity date of such Notes).

“Applicable Spread” means (i) with respect to the 2027 Notes,   basis points, (ii) with respect to the 2030 Notes,   basis points, (iii) with respect to the 2031 Notes,   basis points, (iv) with respect to the 2035 Notes,   basis points, (v) with respect to the 2044 Notes,   basis points and (vi) with respect to the 2055 Notes,   basis points.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) – H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities – Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Applicable Par Call Date. If there is no United States Treasury security maturing on the Applicable Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Applicable Par Call Date, one with a maturity date preceding the Applicable Par Call Date, and one with a maturity date following the Applicable Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Applicable Par Call Date. If there are two or more United States Treasury securities maturing on the Applicable Par Call Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

Notice of any redemption of Notes may, at our discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending. In such event, the related notice of redemption will describe each such condition and, if applicable, will state that, at our discretion, the redemption date may be delayed until such time (including more than 60 days after the notice of redemption was given) as any or all such conditions are satisfied (or waived by us in our sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions have not been satisfied (or waived by us in our sole discretion) by the redemption date, or by the redemption date as so delayed. If any such redemption has been rescinded or delayed, we will provide written notice to the Trustee prior to the close of business two business days before the redemption date and, upon receipt, the Trustee will provide such notice to each registered holder.

In the case of a partial redemption of Notes of a series, selection of the Notes for redemption of such series will be made by the Trustee by lot. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note of such series is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC, Euroclear or Clearstream (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

The Company shall not be required (i) to issue, register the transfer of or exchange Notes of such series during the period beginning at the opening of business 15 days before the day of the delivery of a notice of redemption of Notes of such series selected for redemption and ending at the close of business on the day of such delivery, or (ii) to register the transfer or exchange of any Notes so selected for redemption in whole or in part, except the unredeemed portion of any Notes of such series being redeemed in part.

Global Clearance and Settlement Procedures

Investors in the global securities representing the Notes (the “Global Notes”) may hold a beneficial interest in such Global Notes through The Depository Trust Company (“DTC”), Clearstream Banking, S.A. (“Clearstream”), or the Euroclear Bank SA/NV (“Euroclear” or the “Euroclear Operator”), or through participants. The Notes may be traded as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle as set forth below.

Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions, to the extent received by the U.S. Depositary (as defined below) for Clearstream, with respect to the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear has advised that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries, and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

Individual certificates in respect of the Notes will not be issued in exchange for the Global Notes, except in very limited circumstances, including those instances that follow: If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with a Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, and in each case we do not appoint a successor clearing system within 90 days after receiving such notice from Euroclear, Clearstream or DTC, or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of or in exchange for book-entry interests in the Notes represented by such Global Note upon delivery of such Global Note for cancellation.

Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Initial Settlement

All Global Notes will be registered in the name of Cede & Co. as nominee of DTC. Investors’ interests in the Global Notes will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Clearstream and Euroclear will hold positions on behalf of their participants through their respective U.S. depositaries (each, a “U.S. Depositary”), which in turn will hold such positions in accounts as participants of DTC.

Notes held through DTC will be settled in immediately available funds. Investor securities custody accounts will be credited with their holdings against payment on the settlement date. Notes held through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no “lock-up” or restricted period. Notes will be credited to the securities custody accounts on the settlement date against payment.

Secondary Market Trading

Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading between DTC Participants. Secondary market trading between DTC participants will be settled in immediately available funds.

Trading between Clearstream and/or Euroclear Participants. Secondary market trading between Clearstream participants and/or Euroclear participants will be settled using the procedures applicable to conventional eurobonds.

Trading between DTC Seller and Clearstream or Euroclear Purchaser. When beneficial interests in the Global Notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser will send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear will instruct the U.S. Depositary, as the case may be, to receive a beneficial interest in the Global Notes against payment. Unless otherwise set forth in this prospectus supplement, payment will include interest accrued on the beneficial interest in the Global Notes so transferred from and including the last interest payment date to and excluding the settlement date, on the basis on which interest is calculated on the Notes. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by the U.S. Depositary to the DTC participant’s account against delivery of the beneficial interest in the Global Notes. After settlement has been completed, the beneficial interest in the Global Notes will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream or Euroclear participant’s account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to, and interest on the beneficial interest in the Global Notes will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (that is, the trade fails), the Clearstream or Euroclear cash debit will be valued instead as of the actual settlement date.

Clearstream participants and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the beneficial interests in the Global Notes are credited to their accounts one day later.

As an alternative, if Clearstream or Euroclear has extended a line of credit to them, participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream participants or Euroclear participants purchasing a beneficial interest in the Global Notes would incur overdraft charges for one day, assuming they cleared the overdraft when the beneficial interests in the Global Notes were credited to their accounts. However, interest on the beneficial interests in the Global Notes would accrue from the value date. Therefore, in many cases the investment income on the Global Notes earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participant’s particular cost of funds.

Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending a beneficial interest in the Global Notes to the U.S. Depositary for the benefit of Clearstream participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

Trading between Clearstream or Euroclear Seller and DTC Purchaser. Due to time zone differences in their favor, Clearstream and Euroclear participants may employ their customary procedures in transactions in which a beneficial interest in the Global Notes is to be transferred by the respective clearing system, through the U.S. Depositary, to a DTC participant. The seller will send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct the U.S. Depositary, as appropriate, to deliver the beneficial interest in the Global Notes to the DTC participant’s account against payment. Payment will include interest accrued on the beneficial interest in the Global Notes from and including the last coupon payment date to and excluding the settlement date on the basis on which interest is calculated on the Global Notes. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, and receipt of the cash proceeds in the Clearstream or Euroclear participant’s account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Clearstream or Euroclear participant have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (that is, the trade fails), receipt of the cash proceeds in the Clearstream or Euroclear participant’s account would instead be valued as of the actual settlement date.

Finally, day traders that use Clearstream or Euroclear and that purchase beneficial interests in the Global Notes from DTC participants for credit to Clearstream participants or Euroclear participants should note that these trades would automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

•

borrowing through Clearstream or Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream or Euroclear accounts) in accordance with the clearing system’s customary procedures;

•

borrowing beneficial interests in the Global Notes in the United States from a DTC participant no later than one day prior to settlement, which would give beneficial interests in the Global Notes sufficient time to be reflected in the appropriate Clearstream or Euroclear account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Clearstream participant or Euroclear participant.

Although DTC, Clearstream, and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the Global Notes among participants of DTC, Clearstream, and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Applicable Law

The Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Additional Terms

For additional important information about the Notes, see “Description of Debt Securities” in the accompanying prospectus. That information includes:

•	additional information on the terms of the Notes;

•	general information on the indenture and the Trustee; and

•	a description of events of default under the indenture.

To the extent any information about the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of ownership and disposition of the Notes. This discussion applies only to Notes that meet both of the following conditions:

•

they are purchased by those initial holders who purchase Notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money; and

•	they are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all aspects of U.S. federal income taxes and does not deal with all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules such as:

•	financial institutions;

•	insurance companies;

•	dealers or traders using a mark-to-market method of tax accounting for the Notes;

•	persons holding Notes as part of an integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies or real estate investment trusts;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons required under Section 451(b) of the Code to conform the timing of income accruals with respect to the Notes to their financial statements;

•	tax-exempt organizations; or

•	persons subject to the alternative minimum tax or the Medicare contribution tax.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding Notes are urged to consult their tax advisors as to the particular U.S. federal income tax consequences to them of holding and disposing of the Notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Regulations in effect as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect.

PERSONS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Certain Additional Payments

There are circumstances in which we might be required to make payments on a Note that would increase the yield of the Note, for instance, as described under “Description of Notes —Special Mandatory Redemption.” We intend to take the position that the possibility of such payments does not result in the Notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the Internal Revenue Service (“IRS”). If the IRS takes a contrary position, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the Notes, with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange, retirement or other taxable disposition of the Notes would be treated as interest income rather than as capital gain. You should consult your tax advisor regarding the tax consequences if the Notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

Payments of Interest

Interest paid on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a Note that is a taxable disposition, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and the U.S. Holder’s adjusted tax basis in the Note, which will generally equal the cost of the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.

Gain or loss realized on the sale, exchange or retirement of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its correct taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include a beneficial owner who is an individual present in the United States for 183 days or more in the taxable year of disposition or who is (or may become while holding Notes) a former citizen or resident of the United States. Such a beneficial owner is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Note.

Payments on the Notes

Subject to the discussions below concerning backup withholding and FATCA (as defined below), payments of principal, interest and premium on the Notes to a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•

the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; and

•

the Non-U.S. Holder certifies on a properly executed IRS Form W-8 appropriate to the Non-U.S. Holder’s circumstances, under penalties of perjury, that it is not a United States person. Special certification rules apply to Notes that are held through non-U.S. intermediaries.

Subject to the discussion below concerning income of a Non-U.S. Holder that is effectively connected with the conduct of a trade or business in the United States, if a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest on the Notes to such Non-U.S. Holder will generally be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides the applicable withholding agent with a properly executed IRS Form W-8 appropriate to the Non-U.S. Holder’s circumstances claiming an exemption from or reduction in withholding under an applicable income tax treaty and complies with any other applicable procedures. See the discussion below under “FATCA” regarding withholding on interest under the FATCA (as defined below) rules.

Sale, Exchange or Retirement of the Notes

A Non-U.S. Holder of a Note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of such Note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (as discussed under “—Non-U.S. Holder Engaged in a U.S. Trade or Business”), subject to an applicable income tax treaty providing otherwise, although any amounts attributable to accrued interest will generally be treated as described above under “Payments on the Notes.” See the discussion below under “FATCA” regarding withholding under the FATCA (as defined below) rules on gross proceeds of the sale, exchange or retirement of the Notes.

Non-U.S. Holder Engaged in a U.S. Trade or Business

If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if income or gain on the Note is effectively connected with the conduct of this trade or business (and if required by an applicable income tax treaty, the income or gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax on interest discussed above, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax on interest. These Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Notes, including, in the case of a corporation, the possible imposition of a branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty).

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS in connection with interest payments on the Notes. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Notes, and the Non-U.S. Holder may be subject to backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund; provided that the required information is furnished to the IRS.

FATCA

The Foreign Account Tax Compliance Act provisions in Section 1471 to 1474 of the Code and the U.S. Treasury Regulations promulgated thereunder, commonly referred to as “FATCA,” generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to payments of interest on the Notes and to payments of gross proceeds of the sale, exchange or retirement of the Notes. However, under proposed U.S. Treasury Regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds. Non-U.S. Holders, and U.S. Holders holding Notes through a non-U.S. intermediary, should consult their tax advisors regarding the potential application of FATCA to the Notes.

UNDERWRITING

Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Deutsche Bank Securities Inc. are acting as representatives of each of the several underwriters in respect of the 2027 Notes and the Floating Rate Notes. Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the several underwriters in respect of the 2030 Notes. Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the several underwriters in respect of the 2031 Notes. Citigroup Global Markets Inc., BofA Securities, Inc. and Wells Fargo Securities, LLC are acting as representatives of each of the several underwriters in respect of the 2035 Notes and the 2055 Notes. Citigroup Global Markets Inc., BofA Securities, Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the several underwriters in respect of the 2044 Notes.

Subject to the terms and conditions contained in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally, and not jointly, agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite such underwriter’s name.

Underwriter	Principal Amount of 2027 Notes	Principal Amount of 2030 Notes	Principal Amount of 2031 Notes	Principal Amount of 2035 Notes	Principal Amount of 2044 Notes	Principal Amount of 2055 Notes	Principal Amount of Floating Rate Notes
Citigroup Global Markets Inc.	$	$	$	$	$	$	$
BofA Securities, Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.

Total	$	$	$	$	$	$	$

The underwriting agreement is subject to a number of terms and conditions and provides that the obligations of the underwriters to pay for and accept delivery of the Notes offered hereby are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes offered hereby if they purchase any of the Notes.

The underwriters have advised us that they propose initially to offer the Notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and may offer the Notes to certain dealers at the public offering price less a concession not to exceed  % of the principal amount of the 2027, Notes,  % of the principal amount of the 2030 Notes,  % of the principal amount of the 2031 Notes,  % of the principal amount of the 2035 Notes,  % of the principal amount of the 2044 Notes,  % of the principal amount of the 2055 Notes and  % of the principal amount of the Floating Rate Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed  % of the principal amount of the 2027 Notes,  % of the principal amount of the 2030 Notes,  % of the principal amount of the 2031 Notes,  % of the principal amount of the 2035 Notes,  % of the principal amount of the 2044 Notes,  % of the principal amount of the 2055 Notes and  % of the principal amount of the Floating Rate Notes, on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject, cancel or modify any order in whole or in part.

We estimate that our total expenses for this offering, excluding the underwriting discounts, will be approximately $     . The underwriters have agreed to reimburse us for certain of our expenses in connection with this offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange. If a trading market does not develop or is not maintained, holders of the Notes may find it difficult or impossible to resell their Notes. If a trading market were to develop, the Notes may trade at prices that are higher or lower than their initial offering price, depending on many factors, including prevailing interest rates, our operating results and financial condition, and the market for similar securities. We have been advised by the underwriters that they intend to make a market in the Notes. However, the underwriters are not obligated to do so and may discontinue any market making at any time without notice. Accordingly, there can be no assurance regarding any future development of a trading market for the Notes or the ability of holders of the Notes to sell their Notes at all or the price at which such holders may be able to sell their Notes.

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include overallotment, syndicate covering transactions and stabilizing transactions.

Overallotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase Notes originally sold by that syndicate member.

Any of these activities with respect to the Notes may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

Extended Settlement

We expect that delivery of the Notes will be made against payment therefor on or about     , 2024, which will be the      business day following the trade date (such settlement being referred to as “T+ ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to one business day before delivery will be required, by virtue of the fact that the Notes initially settle in T+ , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their advisors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include lending, sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and/or their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which such underwriters and/or their respective affiliates received or will receive customary fees and expenses. For example, Citigroup Global Markets Inc. committed to provide the Bridge Loan Facility in connection with the Transaction. The commitments in respect of the Bridge Loan Facility will be reduced on a dollar-for-dollar basis by the net proceeds of this offering. Citigroup Global Markets Inc. and/or its affiliate acted as a financial advisor to the Company in connection with the Transaction. In addition, certain of the underwriters in this offering or their affiliates are arrangers, bookrunners and/or lenders under our revolving credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. If any of the underwriters or their affiliates has a lending relationship with the Company, certain of those underwriters or their affiliates routinely hedge, and certain of those underwriters or their affiliates may hedge, their credit exposure to the Company consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Company’s securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Other than in the United States, to the best of our knowledge, no action has been taken by us or the underwriters that would permit a public offering of the Notes in any jurisdiction where action for that purpose is required. The Notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering of the Notes and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any Notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Sales of the Notes in the United States by any underwriter that is not a broker-dealer registered with the SEC will be made only through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of

Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Commission Delegated Regulation (EU) No 2017/565, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”) and as amended; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA (such rules and regulations as amended) to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014, as it forms part of UK domestic law by virtue of the EUWA and as amended; or (iii) not a qualified investor as defined in the Prospectus Regulation, as it forms part of UK domestic law by virtue of the EUWA and as amended (the “UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation, as it forms part of UK domestic law by virtue of the EUWA and as amended (the “UK PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the FSMA or the UK Prospectus Regulation.

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration

Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The Notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Korea

The Notes have not been and will not be registered under the Financial Investment Services and Capital Markets Act of Korea and none of the Notes may be offered, delivered or sold, directly or indirectly, in Korea or to any resident of Korea (as such term is defined in the Foreign Exchange Transaction Law of Korea and rules and regulations promulgated thereunder), or to any persons for reoffering or resale, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea, except as otherwise permitted under applicable laws and regulations.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Notes were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer; (c) where the transfer is by operation of law; or

(c)	as specified in Section 276(7) of the SFA.

Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”), and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Notes in Taiwan.

LEGAL MATTERS

Certain matters pertaining to the Notes will be passed upon for the Company by Connor Kuratek, Deputy General Counsel and Corporate Secretary of the Company. The validity of the Notes and certain matters pertaining to the Notes will be passed upon for the Company by Davis Polk & Wardwell LLP, New York, New York, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The financial statements of Marsh & McLennan Companies, Inc. as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this prospectus supplement by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

Marsh & McLennan Companies, Inc.

Common Stock, Preferred Stock, Depositary Shares, Debt Securities,

Warrants, Purchase Contracts and Units

We may offer from time to time common stock, preferred stock, depositary shares representing preferred stock, debt securities, warrants, purchase contracts or units. In addition, certain selling securityholders may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered.

This prospectus describes the general manner in which these securities may be offered and sold. We will provide specific terms of any offering of these securities in a prospectus supplement or a free writing prospectus. Any of these securities may be offered together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering. You should read this prospectus and any applicable prospectus supplement and free writing prospectus we may provide to you, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and in any applicable prospectus supplement carefully before you invest.

We or any selling securityholders may sell any of these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We and any selling securityholders reserve the sole right to accept, and we and any selling securityholders and any agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of these securities. If any agents, dealers or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement or a free writing prospectus will set forth any applicable commissions or discounts payable to them. The names of the selling securityholders, if any, will be set forth in the applicable prospectus supplement or free writing prospectus. Our net proceeds from the sale of these securities also will be set forth in the applicable prospectus supplement or free writing prospectus. We will not receive any proceeds from the sale of these securities by any selling securityholders.

Our common stock is listed on the New York and Chicago Stock Exchanges under the trading symbol “MMC.”

Investing in these securities involves certain risks. In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 3 of this prospectus and in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission (the “SEC”). The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is July 24, 2024.

We have not authorized anyone to provide any information other than that contained or incorporated or deemed to be incorporated by reference in this prospectus and in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you in connection with an offering of the securities described in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute, and any prospectus supplement or free writing prospectus that we may provide to you in connection with an offering of the securities described in this prospectus will not constitute, an offer to sell, or a solicitation of an offer to purchase, the offered securities in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should assume that the information contained in this prospectus, in any prospectus supplement or free writing prospectus that we may provide to you in connection with an offering of the securities described in this prospectus, or in any document incorporated or deemed to be incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the date of that document. Neither the delivery of this prospectus nor any prospectus supplement or free writing prospectus that we may provide to you in connection with an offering of the securities described in this prospectus nor any distribution of the securities pursuant to this prospectus or any such prospectus supplement or free writing prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus, any such prospectus supplement or free writing prospectus or any document incorporated or deemed to be incorporated by reference in this prospectus or any prospectus supplement since the date thereof. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor any selling securityholders have done anything that would permit this offering or possession or distribution of this prospectus or any prospectus supplement or free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to an offering of the securities described in this prospectus and the distribution of this prospectus and any prospectus supplement or free writing prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration process, we or any selling securityholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. This prospectus is not complete and does not contain all of the information that you should consider before making an investment in any of the securities described in this prospectus.

Each time we or any selling securityholders sell securities pursuant to the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement or any free writing prospectus may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement and free writing prospectus together with the additional information incorporated and deemed to be incorporated by reference herein and therein and the additional information described under the heading “Where You Can Find More Information” before deciding to invest in any of the securities being offered.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Unless otherwise expressly stated or the context otherwise requires, references to the “Company,” “we,” “us,” and “our” refer to Marsh & McLennan Companies, Inc. and its subsidiaries.

MARSH & MCLENNAN COMPANIES, INC.

Marsh McLennan is the world’s leading professional services firm in the areas of risk, strategy and people. We help clients build the confidence to thrive through the power of perspective of our four market-leading businesses.

Marsh provides data-driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and well-being for a changing workforce. Oliver Wyman Group serves as a critical strategic, economic and brand advisor to private sector and governmental clients. Our four businesses also collaborate together to deliver new solutions to help clients manage complex and interconnected risks.

The Company conducts business through two segments:

•

Risk and Insurance Services includes risk management activities (risk advice, risk transfer and risk control and mitigation solutions) as well as insurance and reinsurance broking and services. The Company conducts business in this segment through Marsh and Guy Carpenter.

•

Consulting includes health, wealth and career advice, solutions and products, and specialized management, strategic, economic and brand consulting services. The Company conducts business in this segment through Mercer and Oliver Wyman Group.

Our principal offices are located at 1166 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 345-5000. We maintain a website at http://www.mmc.com, where general information about us is available. Our website is included in this prospectus as an inactive textual reference only. Except for the documents specifically incorporated by reference into this prospectus, information contained on or accessible through our website is not incorporated by reference into this prospectus and any applicable prospectus supplement and should not be considered to be a part of this prospectus or any applicable prospectus supplement.

RISK FACTORS

Investing in our securities involves risks. In addition to the risks discussed below under “Cautionary Note Regarding Forwarding-Looking Statements,” you should carefully review the risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference in this prospectus, and under the caption “Risk Factors” or any similar caption in the other documents that we have filed or subsequently file with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus as described below under “Where You Can Find More Information” and in any prospectus supplement or free writing prospectus that we provide you in connection with an offering of the securities pursuant to this prospectus. You should also carefully review the other risks and uncertainties discussed in the documents incorporated and deemed to be incorporated by reference in this prospectus and in any such prospectus supplement and free writing prospectus. The risks and uncertainties and other matters discussed in those documents could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our securities. Moreover, the risks and uncertainties discussed in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of our securities could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated and deemed to be incorporated by reference herein contain, and any prospectus supplement and free writing prospectus that we may provide to you in connection with an offering of the securities described in this prospectus may contain, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which reflect our current views with respect to, among other things, our operations and financial performance. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would”.

Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:

•

the impact of geopolitical or macroeconomic conditions on us, our clients and the countries and industries in which we operate, including from multiple major wars, escalating conflict throughout the Middle East and rising tension in the South China Sea, slower GDP growth or recession, lower interest rates, capital markets volatility, inflation and changes in insurance premium rates;

•

the impact from lawsuits or investigations arising from errors and omissions, breaches of fiduciary duty or other claims against us in our capacity as a broker or investment advisor, including claims related to our investment business’ ability to execute timely trades;

•

the increasing prevalence of ransomware, supply chain and other forms of cyber attacks, and their potential to disrupt our operations or the operations of our third party vendors, and result in the disclosure of confidential client or company information;

•

the financial and operational impact of complying with laws and regulations, including domestic and international sanctions regimes, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, U.K. Anti Bribery Act and cybersecurity, data privacy and artificial intelligence regulations;

•	our ability to attract, retain and develop industry leading talent;

•

our ability to compete effectively and adapt to competitive pressures in each of our businesses, including from disintermediation as well as technological change, digital disruption and other types of innovation such as artificial intelligence;

•	our ability to manage potential conflicts of interest, including where our services to a client conflict, or are perceived to conflict, with the interests of another client or our own interests;

•

the impact of changes in tax laws, guidance and interpretations, such as the implementation of the Organization for Economic Cooperation and Development international tax framework, or the increasing number of challenges by tax authorities in the current global tax environment; and

•	the regulatory, contractual and reputational risks that arise based on insurance placement activities and insurer revenue streams.

The factors identified above are not exhaustive. Forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as such factors may be updated from time to time in our other filings with the SEC, which is accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus and our filings with the SEC.

We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus, any prospectus supplement and free writing prospectus that we may provide to you in connection with an offering of the securities described in this prospectus, and the documents incorporated and deemed to be incorporated by reference herein and therein.

The documents incorporated and deemed to be incorporated by reference herein contain or may contain, and any prospectus supplement and free writing prospectus that we may provide to you in connection with an offering of the securities described in this prospectus may contain, market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified this data or these statistics.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement or a free writing prospectus prepared in connection with an offering of the securities pursuant to this prospectus, the net proceeds from the sale of any securities described in this prospectus will be used for general corporate purposes. General corporate purposes may include but are not limited to the repayment, repurchase or redemption of any securities, acquisitions, additions to working capital, capital expenditures, and investments in our subsidiaries or in other companies, businesses or assets. Net proceeds may be temporarily invested or temporarily used for other purposes including the repayment of indebtedness prior to deployment for their intended purposes.

We will not receive any of the proceeds from the sale of the securities described in this prospectus by any selling securityholders.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that the Company or certain selling securityholders may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

The following description is based upon our restated certificate of incorporation, our amended and restated bylaws and applicable provisions of law. We have summarized certain portions of the restated certificate of incorporation and amended and restated bylaws below. The summary is not complete. The restated certificate of incorporation and amended and restated bylaws are incorporated by reference into this prospectus in their entirety. You should read the restated certificate of incorporation and amended and restated bylaws for the provisions that are important to you.

The Company’s authorized capital stock consists of 1,600,000,000 shares of common stock and 6,000,000 shares of preferred stock. As of July 15, 2024, there were 491,755,908 shares of common stock outstanding. No shares of preferred stock were issued or outstanding as of July 15, 2024.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

Dividends

The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends when and if declared by the board of directors out of legally available funds.

Liquidation and Dissolution

If the Company is liquidated or dissolved, the holders of the common stock will be entitled to share in the assets of the Company available for distribution to stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock will receive their preferential share of the assets of the Company before the holders of the common stock receive any assets.

Other Rights

Holders of the common stock have no right to:

•	convert the stock into any other security;

•	have the stock redeemed; or

•	purchase additional stock or to maintain their proportionate ownership interest.

The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.

Directors’ Liability

Our restated certificate of incorporation provides that a member of the board of directors will not be personally liable to the Company or its stockholders for monetary damages for breaches of their legal duties to the Company or its stockholders as a director, except for liability:

•	for any breach of the director’s legal duty to act in the best interests of the Company and its stockholders;

•	for acts or omissions by the director with dishonest intentions or which involve intentional misconduct or an intentional violation of the law;

•	for declaring dividends or authorizing the purchase or redemption of shares in violation of Delaware law; or

•	for transactions where the director derived an improper personal benefit.

Our restated certificate of incorporation also allows us to indemnify directors and officers to the fullest extent authorized by Delaware law.

Transfer Agent and Registrar

Equiniti Trust Company (formerly, Wells Fargo Bank, N.A.) is the transfer agent and registrar for the common stock.

Provisions of the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Law That May Have Anti-Takeover Effects

Stockholder Nomination of Directors

The Company’s amended and restated bylaws provide that a stockholder must notify the Company in writing of any stockholder nomination of a director not earlier than 5:00 p.m. Eastern Time on the 120th day and not later than 5:00 p.m. Eastern Time on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than 5:00 p.m. Eastern Time on the 120th day prior to the date of such annual meeting and not later than 5:00 p.m. Eastern Time on the later of (x) the 90th day prior to the date of such annual meeting or (y) the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.

Proxy Access

The Company’s amended and restated bylaws contain “proxy access” provisions which give an eligible stockholder (or a group of up to 20 stockholders aggregating their shares), that has owned 3% or more of the Company’s outstanding common stock continuously for at least three years, the right to nominate and include in our proxy materials the greater of two nominees or 20% of the number of directors to be elected at the applicable annual general meeting, subject to the other terms and conditions of our bylaws.

No Action By Written Consent

Our restated certificate of incorporation provides that stockholders of the Company may not act by written consent and may only act at duly called meetings of stockholders.

10% Stockholder Provision

Article Eighth of our restated certificate of incorporation changes the voting requirements for stockholders to approve certain transactions involving, or proposed by or on behalf of, a 10% stockholder or an affiliate or associate of a 10% stockholder. Business combinations are an example of the type of transaction addressed. These transactions must be approved by the holders of a majority of the Company’s outstanding voting power, voting together as a single class. Any voting stock owned by a 10% stockholder is not counted in the vote. These transactions, however, can also be approved by a majority of unbiased directors. In that case, the voting requirements of Delaware law, our restated certificate of incorporation and our amended and restated bylaws that otherwise apply would govern the vote. Article Eighth does not affect the voting requirements of holders of preferred stock, if any, which arise under Delaware law and the restated certificate of incorporation.

Transactions covered by Article Eighth include:

•	mergers of the Company or any of its subsidiaries with a 10% stockholder,

•	sales of all or any substantial part of the assets of the Company and its subsidiaries to a 10% stockholder,

•	sales of all or any substantial part of the assets of a 10% stockholder to the Company,

•	the issuance or delivery of securities of the Company or any of its subsidiaries to a 10% stockholder, or of securities of a 10% stockholder to the Company,

•	any substantial loan, advance or guarantee, pledge or other financial assistance provided by the Company or any of its subsidiaries to a 10% stockholder,

•	the adoption of a plan for the voluntary dissolution or liquidation of the Company or amendment to the Company’s amended and restated bylaws,

•	any reclassification of securities or recapitalization of the Company or other transaction which increases a 10% stockholder’s proportionate share of any class of the Company’s capital stock, or

•	any agreement or other arrangement to do any of the foregoing.

A 10% stockholder is described in Article Eighth as an “Interested Stockholder.” A 10% stockholder is generally considered to be any other corporation, person or entity which:

•	beneficially owns or controls, directly or indirectly, 10% or more of the voting stock of the Company or has announced a plan or intention to acquire such securities, or

•	is an affiliate or associate of the Company and at any time within two years prior to the date in question was the beneficial owner of 10% or more of the voting stock of the Company.

The following are not considered to be 10% stockholders:

•	the Company and any of its subsidiaries, and

•	any profit-sharing, employee stock ownership or other employee benefit plan of the Company or any subsidiary, or trustees or fiduciaries for these plans.

An unbiased director is described in Article Eighth as a “Disinterested Director.” An unbiased director is generally considered to be a director who:

•	is not related to a 10% stockholder, and was a member of the board of directors prior to the time that the relevant 10% stockholder became a 10% stockholder, or

•	is a successor to an unbiased director, who is not related to a 10% stockholder and was nominated by a majority of unbiased directors.

A director is considered related to a 10% stockholder if he or she is an affiliate, associate, representative, agent or employee of the 10% stockholder.

Any proposal by a 10% stockholder, or by an affiliate or associate of a 10% stockholder, to change or repeal all or any part of Article Eighth requires the affirmative vote of the holders of a majority of the Company’s outstanding voting power, voting together as a single class. Any voting stock owned by a 10% stockholder will not be counted in the vote. However, if a majority of unbiased directors recommends a change in Article Eighth, the standard voting requirements of Delaware law, our restated certificate of incorporation and our amended and restated bylaws that otherwise apply will govern the vote.

Delaware Business Combination Statute

Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), is applicable to the Company. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquires 15% or more of the Company’s outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

•	a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and

•	any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of the Company’s capital stock.

The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

•

prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of the Company’s outstanding voting stock, or

•

the interested stockholder owns at least 85% of the outstanding voting stock of the Company as a result of the transaction in which such stockholder acquired 15% or more of the Company’s outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Listing

Our common stock is listed on the New York and Chicago Stock Exchanges under the trading symbol “MMC.”

Preferred Stock

General

The Company is authorized to issue 6,000,000 shares of preferred stock. No shares of preferred stock are currently issued or outstanding. The board of directors of the Company may, without stockholder approval, issue shares of preferred stock. The board of directors can issue more than one series of preferred stock. The board of directors has the right to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, sinking fund provisions, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to the preferred stock it decides to issue.

Voting Rights

The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock.

Conversion or Exchange

If we offer preferred stock, the applicable prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for common stock, debt securities or other preferred stock of the Company. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Company. These provisions may allow or require the number of shares of common stock or other securities of the Company to be received by the holders of preferred stock to be adjusted.

DEPOSITARY SHARES REPRESENTING PREFERRED STOCK

The applicable prospectus supplement will include a description of the material terms of any depositary shares representing preferred stock offered hereby.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and The Bank of New York Mellon, as trustee. Senior debt securities will be issued under a senior indenture, dated as of July 15, 2011, between us and The Bank of New York Mellon, as trustee, which we refer to as the senior indenture. Subordinated debt securities will be issued under a subordinated indenture to be executed at a later date between us and The Bank of New York Mellon, as trustee, which we refer to as the subordinated indenture. Together the senior indenture and the subordinated indenture are called the indentures.

We have summarized all of the material provisions of the indentures below. The senior indenture and subordinated indenture have been filed as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions.

General

The debt securities will be our direct unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

Because we are a holding company that conducts all of its operations through subsidiaries, holders of the debt securities will have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.

The provisions of each indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series.

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. The terms will be established in an officers’ certificate or a supplemental indenture. The officers’ certificate or supplemental indenture will be signed at the time of issuance and will contain important information. The officers’ certificate or supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K of the Company, which will be publicly available. The officers’ certificate or supplemental indenture will include some or all of the following terms for a particular series of debt securities:

•	the title of the securities;

•	any limit on the amount that may be issued;

•	whether or not the debt securities will be issued in global form and who the depositary will be;

•	the maturity date(s);

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the place(s) where payments will be made;

•	the Company’s right, if any, to defer payment of interest and the maximum length of any deferral period;

•	the terms and conditions on which the debt securities may be redeemed at the option of the Company;

•

the date(s), if any, on which, and the price(s) at which the Company is obligated to redeem, or at the holder’s option to purchase, such series of debt securities and other related terms and provisions;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and whole multiples of $1,000;

•	the subordination terms of any subordinated debt securities; and

•	any other terms that are not inconsistent with the indenture. (section 2.01)

Interest

In the applicable prospectus supplement, the Company will designate the debt securities of a series as being either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest.

Each debt security will begin to accrue interest from the date on which it is originally issued. Interest on each such debt security will be payable in arrears on the interest payment dates set forth in the applicable prospectus supplement and as otherwise described below and at maturity or, if earlier, the redemption date described below. Interest will be payable to the holder of record of the debt securities at the close of business on the record date for each interest payment date, which record dates will be specified in such prospectus supplement.

As used in the indenture, the term “business day” means, with respect to debt securities of a series, any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are authorized or obligated by law, regulation or executive order to close in the place where the principal of and premium, if any, and interest on the debt securities are payable.

Unless otherwise indicated in the applicable prospectus supplement:

•

For fixed rate debt securities, if the maturity date, the redemption date or an interest payment date is not a business day, the Company will pay principal, premium, if any, the redemption price, if any, and interest on the next succeeding business day, and no interest will accrue from and after the relevant maturity date, redemption date or interest payment date to the date of that payment. Interest on the fixed rate debt securities will be computed on the basis of a 360-day year of twelve 30-day months.

•

For floating rate debt securities, if any interest payment date for the debt securities of a series bearing interest at a floating rate (other than the maturity date or the redemption date, if any) would otherwise be a day that is not a business day, then the interest payment date will be postponed to the following date which is a business day, unless that business day falls in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day; if the maturity date or the redemption date, if any, is not a business day, the Company will pay principal, premium, if any, the redemption price, if any, and interest on the next succeeding business day, and no interest will accrue from and after the maturity date or the redemption date, if any, to the date of that payment. Interest on the floating rate debt securities will be computed on the basis of the actual number of days elapsed during the relevant interest period and a 360-day year.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock, debt securities or other securities, or securities of third parties. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Company. These provisions may allow or require adjustment of the number of shares of common stock or other securities of the Company to be received by the holders of such series of debt securities. (section 2.01)

Optional Redemption

If specified in the applicable prospectus supplement, the Company may elect to redeem all or part of the outstanding debt securities of a series from time to time before the maturity date of the debt securities of that series. Upon such election, the Company will notify the trustee of the redemption date and the principal amount of debt securities of the series to be redeemed. If less than all the debt securities of the series are to be redeemed, the particular debt securities of that series to be redeemed will be selected by the trustee by lot. For so long as the debt securities are held by a depositary, the redemption of the debt securities shall be done in accordance with the policies and procedures of the depositary. The applicable prospectus supplement will specify the redemption price for the debt securities to be redeemed (or the method of calculating such price), in each case in accordance with the terms and conditions of those debt securities.

Notice of redemption will be given to each holder of the debt securities to be redeemed not less than 10 nor more than 60 days prior to the date set for such redemption. This notice will include the following information: the redemption date; the redemption price (or the method of calculating such price); if less than all of the outstanding debt securities of such series are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the particular debt securities to be redeemed; that on the date of redemption, the redemption price will become due and payable upon each debt security to be redeemed and, if applicable, that interest thereon will cease to accrue on and after the redemption date; the place or places where such debt securities are to be surrendered for payment of the redemption price; for any debt securities that by their terms may be converted, the terms of conversion, the date on which the right to convert will terminate and the place or places where such debt securities may be surrendered for conversion; that the redemption is for a sinking fund, if such is the case; and the CUSIP, ISIN or any similar number of the debt securities to be redeemed.

By no later than 10:00 a.m. Eastern Time on the business day prior to any redemption date, the Company will deposit or cause to be deposited with the trustee or with a paying agent (or, if the Company is acting as paying agent with respect to the debt securities being redeemed, the Company will segregate and hold in trust as provided in the indenture) an amount of money sufficient to pay the aggregate redemption price of, and (except if the redemption date shall be an interest payment date or the debt securities of such series provide otherwise) accrued interest on, all of the debt securities or the part thereof to be redeemed on that date. On the redemption date, the redemption price will become due and payable upon all of the debt securities to be redeemed, and interest, if any, on the debt securities to be redeemed will cease to accrue from and after that date. Upon surrender of any such debt securities for redemption, the Company will pay those debt securities surrendered at the redemption price together, if applicable, with accrued interest to the redemption date.

Any debt securities to be redeemed only in part must be surrendered at the office or agency established by us for such purpose, and the Company will execute, and the trustee will authenticate and deliver to a holder without service charge, new debt securities of the same series and of like tenor, of any authorized denominations as requested by that holder, in a principal amount equal to and in exchange for the unredeemed portion of the debt securities that holder surrenders.

Covenants

Under the indentures, the Company agrees to pay the interest, principal and any premium on the debt securities when due (section 4.01), and to maintain a place of payment (section 4.02). In addition, we must comply with the covenants described below:

Limitation on Liens on Stock of Our Significant Subsidiaries

The indentures prohibit us and our subsidiaries from directly or indirectly creating, assuming, incurring or permitting to exist any Indebtedness secured by any lien on the voting stock or voting equity interest of Marsh LLC or Mercer Consulting Group, Inc. (each a “Significant Subsidiary”) unless the debt securities then outstanding (and, if we so elect, any other Indebtedness of the Company that is not subordinate to such debt securities and with respect to which we are obligated to provide such security) are secured equally and ratably with such Indebtedness for so long as such Indebtedness is so secured. “Indebtedness” is defined as the principal of and any premium and interest due on indebtedness of a person (as defined in the indentures), whether outstanding on the original date of issuance of a series of debt securities or thereafter created, incurred or assumed, which is (a) indebtedness for money borrowed, and (b) any amendments, renewals, extensions, modifications and refundings of any such indebtedness.

For the purposes of this definition, “indebtedness for money borrowed” means (1) any obligation of, or any obligation guaranteed by, such person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (2) any obligation of, or any obligation guaranteed by, such person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any business or property or assets shall not be considered Indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created), and (3) any obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such person is a party. For purposes of this covenant only, Indebtedness also includes any obligation of, or any obligation guaranteed by, any person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge or similar instrument or agreement. If we are required to secure outstanding debt securities equally and ratably with other Indebtedness under this covenant, we will be required to document our compliance with the covenant and thereafter the trustee will be authorized to enter into a supplemental agreement or indenture and to take such action as it may deem advisable to enable it to enforce the rights of the holders of the outstanding debt securities so secured. (section 4.06)

Provision of Compliance Certificate

We are required under the indentures to deliver to the trustee within 120 days after the end of each fiscal year an officer’s certificate certifying as to our compliance with all conditions and covenants under the relevant indenture, or if we are not in compliance, identifying and describing the nature and status of such non-compliance. (section 4.08)

Consolidation, Merger or Sale

The indentures do not restrict the ability of the Company to merge or consolidate, or sell, convey, transfer or lease all or substantially all of its assets as long as certain conditions are met. We may only merge or consolidate with, or convey, transfer or lease all of our assets to, any person, if doing so will not result in an event of default. Any such successor, acquiror or lessor of such assets must expressly assume all of the obligations of the Company under the indentures and the debt securities and will succeed to every right and power of the Company under the indentures. Thereafter, except in the case of a lease, the predecessor or transferor of such assets will be relieved of all obligations and covenants under the relevant indenture and debt securities. (sections 10.01 and 10.02)

Events of Default Under the Indentures

The following are events of default under the indentures with respect to any series of debt securities issued:

•	we fail to pay interest when due and such failure continues for 90 days, unless the time for payment has been properly extended or deferred in accordance with the terms of the particular series;

•	we fail to pay the principal or any premium when due, unless the maturity has been properly extended in accordance with the terms of the particular series;

•

we fail to observe or perform any other covenant or agreement contained in the debt securities or the indentures, other than a covenant or agreement specifically relating to another series of debt securities, and such failure continues for 90 days after we receive a notice of default from the trustee or from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all of the affected series;

•	certain events of bankruptcy or insolvency, whether voluntary or not; and

•

any additional events of default that may be established with respect to a particular series of debt securities under the indentures, as may be specified in the applicable prospectus supplement. (section 6.01)

If, with regard to any series, an event of default resulting from a failure to pay principal, any premium or interest occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal of all debt securities of that series immediately due and payable. (section 6.01)

If an event of default other than a failure to pay principal, any premium or interest occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all affected series (all such series voting together as a single class) may declare the principal of all debt securities of such affected series immediately due and payable. (section 6.01)

The holders of a majority in principal amount of the outstanding debt securities of all affected series (voting together as a single class) may waive any past default with respect to such series and its consequences, except a default or events of default regarding payment of principal, any premium or interest, in which case the holders of the outstanding debt securities of each affected series shall vote to waive such default or event of default as a separate class. Such a waiver will eliminate the default. (section 6.06)

Unless otherwise specified in the indentures, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the relevant indenture unless the holders of the debt securities have offered the trustee reasonable indemnity satisfactory to the trustee against the costs, expenses and liabilities that it might incur. The holders of a majority in principal amount of the outstanding debt securities of all series affected by an event of default, voting together as a single class, or, in the event of a default in the payment of principal, any premium or interest, the holders of a majority of the principal amount outstanding of each affected series voting as a separate class, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that:

•

such direction is not in conflict with any law or the applicable indenture or unduly prejudicial to the rights of holders of any other series of debt securities outstanding under the applicable indenture; and

•	unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability. (section 6.06)

A holder of the debt securities of a particular series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, in each case with respect to such series of debt securities, if:

•	the holder has given written notice to the trustee of a continuing event of default;

•

in the case of an event of default relating to the payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the particular series have made a written request to the trustee to institute proceedings as trustee;

•

in the case of an event of default not relating to payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all series affected by such event of default (voting together as a single class) have made a written request to the trustee to institute proceedings as trustee;

•	such holders have offered the trustee such reasonable indemnity as the trustee may require to cover the cost of the proceedings; and

•

the trustee does not institute a proceeding, and does not receive conflicting directions from a majority in principal amount of the outstanding debt securities of (i) the particular series, in the case of an event of default relating to the payment of principal, any premium or interest or (ii) all affected series, in the case of an event of default not relating to the payment of principal, any premium or interest, in each case, within 60 days of receiving the written notice of an event of default. (section 6.04)

Modification of Indenture; Waiver

Without the consent of any holders of debt securities, the Company and the trustee may change an indenture:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to effect the assumption of a successor corporation of our obligations under such indenture and the outstanding debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities under such indenture or surrender any right or power we have under such indenture;

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series; and

•	to effect certain other limited purposes described in the indenture. (section 9.01)

The rights of holders of a series of debt securities may be changed by the Company and the trustee with the written consent of the holders of a majority of the principal amount of the outstanding debt securities of all series then outstanding under the relevant indenture (all such series voting together as a single class). However, the following changes may only be made with the consent of each holder of debt securities of each series affected by the change:

•	extending the fixed maturity;

•	reducing the principal amount;

•	reducing the rate of or extending the time of payment of interest;

•	reducing any premium payable upon redemption;

•	reducing the percentage of debt securities referred to above, the holders of which are required to consent to any amendment; or

•

in respect of the subordinated indenture, making any change to the subordination terms of any debt security that would adversely affect the holders of the debt securities of that series. (section 9.02)

Form, Exchange, and Transfer

The debt securities of each series will be issued only in fully registered form without coupons in denominations of $1,000 and whole multiples of $1,000 in excess thereof. The indentures provide that debt securities of a series may be issued in temporary or permanent global form and may be issued as book-entry securities that will be deposited with The Depository Trust Company or another depositary named by the Company and identified in a prospectus supplement with respect to such series. (sections 2.03, 2.06 and 2.11)

A holder of debt securities of any series can exchange such debt securities for other debt securities of the same series, in any authorized denomination and with the same terms and aggregate principal amount. A holder may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by the Company for such purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but the Company may require payment of any related taxes or other governmental charges. The prospectus supplement will name the security registrar and any transfer agent initially designated for any series of debt securities. The Company may at any time change the transfer agent by written notice delivered to the trustee. (section 2.05)

If the debt securities of any series are to be redeemed, the Company will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of mailing; or

•	register the transfer of or exchange any debt securities of a series, or a portion of a series, that has been called for redemption. (section 2.05)

Rights and Duties of the Trustee

The trustee, except when there is an event of default, will perform only those duties as are specifically stated in the indentures. If an event of default has occurred with respect to any series of debt securities, the trustee must exercise with respect to such debt securities the rights and powers it has under the indenture and use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Except as provided in the preceding sentence, the trustee is not required to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties or exercising its rights or powers unless it reasonably believes that it will be repaid or receive adequate indemnity. The trustee will not be deemed to have any notice of any default or event of default unless a responsible officer of the trustee has actual knowledge of or receives written notice of the default which specifies the affected securities and the relevant indenture. Furthermore, the rights and protections of the trustee, including its right of indemnification under the indentures, extend to the trustee’s officers, directors, agents and employees, and will survive the trustee’s resignation and removal. (sections 7.01 and 7.02)

Payment and Paying Agents

We will pay interest on any debt securities to the person in whose name the debt securities are registered on the regular record date for the applicable interest payment date. (section 2.03)

We will pay principal, any premium and interest on the debt securities of a particular series at the office of one or more paying agents that we designate for that series. Unless otherwise stated in the applicable supplemental indenture and prospectus supplement, we will initially designate the corporate trust office of the trustee in the City of New York as our sole paying agent. We will be required to maintain a paying agent in each place of payment for the debt securities. (sections 4.01, 4.02 and 4.03)

All money we pay to a paying agent or the trustee for the payment of principal, any premium or interest on any debt security which remains unclaimed for a period of two years after the principal, premium or interest has become due and payable will, upon our request, be repaid to us, and the holder of the debt security may then look only to us for payment of those amounts. (section 11.05)

Governing Law

The indentures and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York. (section 13.05)

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to our other indebtedness on the terms described in the prospectus supplement relating to such securities. The subordinated indenture does not limit the amount of subordinated debt securities which we may issue, nor does it limit our ability to issue any other secured or unsecured debt. (sections 6.03 and 14.01)

The prospectus supplement relating to any series of subordinated debt securities will disclose the amount of debt of the Company that will be senior to those subordinated debt securities.

DESCRIPTION OF WARRANTS

The applicable prospectus supplement will include a description of the material terms of any warrants offered hereby.

DESCRIPTION OF PURCHASE CONTRACTS

The applicable prospectus supplement will include a description of the material terms of any purchase contracts offered hereby.

DESCRIPTION OF UNITS

The applicable prospectus supplement will include a description of the material terms of any units offered hereby.

PLAN OF DISTRIBUTION

The Company and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through a combination of any such methods; or

•	through any other methods described in a prospectus supplement.

The applicable prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by the Company, if any;

•	any initial public offering price;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all securities of a series, if any are purchased.

We and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best-efforts basis for the period of its appointment.

We and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from the Company and/or the selling securityholders, if applicable, at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with the Company and/or the selling securityholders, if applicable, to indemnification by the Company and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for the Company and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock, which is listed on the New York and Chicago Stock Exchanges. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. The SEC’s rules allow us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede such information, as well as the information included in this prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this prospectus.

This prospectus also contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents.

We incorporate by reference into this prospectus the following documents or information we have filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•

Annual Report on Form 10-K for the year ended December 31, 2023, including information specifically incorporated by reference therein from our Proxy Statement for the 2024 Annual Meeting of Stockholders;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024;

•	Current Reports on Form 8-K filed on February 9, 2024, February 20, 2024, February 23, 2024, March 14, 2024, May 17, 2024, June 24, 2024 and July 10, 2024.

With respect to each offering of securities under this prospectus, we also incorporate by reference all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offerings of all of the securities covered by this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774. You also may contact us at 1-212-345-5000 or visit our website at www.mmc.com for copies of those documents. Our website is included in this prospectus as an inactive textual reference only. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website is not incorporated by reference into this prospectus and any applicable prospectus supplement and should not be considered to be a part of this prospectus or any applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements of Marsh & McLennan Companies, Inc. incorporated by reference in this Prospectus and the effectiveness of Marsh & McLennan Companies, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

Marsh & McLennan Companies, Inc.

$    % Senior Notes due 2027

$    % Senior Notes due 2030

$    % Senior Notes due 2031

$    % Senior Notes due 2035

$    % Senior Notes due 2044

$    % Senior Notes due 2055

$    Floating Rate Senior Notes due 2027

PROSPECTUS SUPPLEMENT

, 2024

Joint Book-Running Managers

Citigroup	BofA Securities	Deutsche Bank Securities

HSBC	J.P. Morgan	Wells Fargo Securities

Barclays	Goldman Sachs & Co. LLC	Morgan Stanley	RBC Capital Markets

Scotiabank	TD Securities	US Bancorp